FOR RELEASE November 7, 2012

Contact: ICR, Inc.

Robert Koepp

(+86) 10-6583-7516

(646) 328-2510

Chindex International, Inc. Reports Financial Results for the
Third Quarter and First Nine Months of 2012
3Q12 Revenue up 29% to $37.3 Million
3Q12 Adjusted EBITDA up 40% to $6.0 Million
Reaffirming Full Year Revenue Guidance to be between $145 Million to $152 Million
Reaffirming Full Year Adjusted EBITDA Margin at an Upper-teen Percentage

Bethesda, Maryland – November 7, 2012 – Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the third quarter and first nine months of 2012 ended September 30, 2012.

Third Quarter 2012 Financial Highlights

•	Revenue from healthcare services increased 29% to $37.3 million from $28.8 million in the prior year period.

•	Adjusted EBITDA rose by 40% to $6.0 million, from Adjusted EBITDA of $4.3 million in the prior year period.

•	Development, pre-opening and start-up expense was $2.7 million compared to $2.4 million in the prior year period.

•	Income from operations was $1.5 million, compared to $490,000 in the prior year period.

•	Net loss was $664,000, or $(0.04) per diluted share, compared to net income of $315,000, or $0.02 per diluted share, in the prior year period.

Roberta Lipson, President and CEO of Chindex, commented, “We are pleased to see continuously strong momentum on the top line and adjusted EBITDA as Beijing and Shanghai markets recorded robust growth in patient volumes. Revenue grew 29% year-over-year to $37.3 million—a record for the generally slower third quarter and putting us well on track to deliver high twenties to low thirties revenue growth for the full year. Adjusted EBITDA grew 40% year-over-year to $6.0 million, representing a 16% margin. This quarter, our GAAP bottom line was affected by not only continuously high development expenses and provision of income tax, but also a loss from our equity investment in Chindex Medical Limited.”

“During the third quarter, we continued to move development projects forward across the Beijing, Shanghai and Tianjin markets. Construction remains on schedule for Beijing Rehabilitation Hospital and should be complete by the first quarter of 2013. Our new clinic in Beijing’s Central Business District (CBD), where many high-income Chinese and expatriate professionals work and live, is nearing completion and is expected to start operations by the end of this year. We have also been broadening and deepening our human resources to support growth in revenues and capabilities. For example, we recently welcomed Dr. Hu Dayi, one of China’s most renowned cardiologists and medical academics, and Dr. Ling Feng, a world-famous neurosurgeon and a pioneer of interventional neuroradiology, to join UFH’s world-class medical team. The unique and expanding quality and abilities of UFH’s staff is not only supporting our rapid growth but reinforcing our competitive positioning as well.”

“Looking forward to the remainder of the year, we anticipate growing market demand and expanded facilities and services to continue driving robust revenue growth,” Ms. Lipson continued. “We reaffirm previous guidance for revenue expansion and EBITDA margin for the full year of 2012. We expect our topline to reach to approximately $145 to $152 million, representing a year-over-year percentage growth rate in the high-twenties to mid-thirties. Adjusted EBITDA margin is expected to remain in the upper-teens range. We expect strong performance from CML in the fourth quarter as it recognizes delayed sales revenue and can act on increased sales opportunities. This, in turn, should offset losses in the third quarter and result in a contribution from the venture for the full year. We expect development expense to grow to approximately $11 to $12 million. ”

Third Quarter 2012 Financial Results

Third quarter 2012 revenue from healthcare services increased 29% to $37.3 million from $28.8 million in the prior year period. These results reflect continued growth of inpatient and outpatient volume across the United Family Healthcare network as well as increasing contributions from the phased expansion of the Company’s flagship hospital in Beijing. Outpatient services contributed 56% and inpatient services contributed 44% of revenue, compared with 58% and 42%, respectively, in the prior year period. By service line, surgical services contributed 20.0%, OB/GYN contributed 16.1%, pediatrics contributed 7.6%, ancillary services contributed 30.4% and other clinical service lines contributed 25.9% of revenue.

Operating expenses in the third quarter of 2012 increased 27% to $35.8 million from $28.3 million in the prior year period. These costs were primarily driven by the Company’s recently opened expansions as well as development of new facilities. Salaries, wages and benefits in the third quarter of 2012 increased 28% to $21.1 million from $16.5 million in the prior year period, reflecting a 38% increase in headcount to support revenue growth and development activities, including newly recruited staff now on-board in anticipation of the opening of the Company’s Rehabilitation Hospital. Development, pre- and post-opening and start-up expenses were $2.7 million this quarter, compared to $2.4 million for the prior year period. These expenses were driven by development projects across all markets, including particularly the Beijing Rehabilitation Hospital and the ramp-up of Tianjin United Family Hospital. Operating expenses also included certain non-cash expenses including $904,000 of stock-based compensation expense compared to $878,000 for the prior year period.

Adjusted EBITDA in the third quarter of 2012 increased 40% to approximately $6.0 million from $4.3 million in the prior year period. The Adjusted EBITDA margin in the current period was 16%. The Adjusted EBITDA results illustrate the consistent profitability and expanding earnings base of existing UFH facilities.

Income from operations increased to $1.5 million from $490,000 in the prior year period.

The Company recorded a $1.5 million provision for taxes in the third quarter of 2012 compared to $791,000 in the prior year period. As in past quarters, the current period provision continued to be heavily impacted by losses in development and start-up entities for which the Company cannot currently recognize tax benefits.

Net loss for the quarter ended September 30, 2012 was $664,000, or $(0.04) per diluted share, compared to net income of $315,000, or $0.02 per diluted share, in the prior year period. For the third quarter of 2012, weighted average diluted shares outstanding were 16.4 million.

As of September 30, 2012, the Company had $27.5 million in unrestricted cash, cash equivalents and investments.

First Nine months 2012 Financial Results

During the first nine months of 2012, revenue from healthcare services increased 32% to $108.9 million from $82.5 million in the prior year period, reflecting growing inpatient and outpatient volume across the United Family Healthcare network. Outpatient services contributed 59% of revenue and inpatient services contributed 41% of revenue in the first nine months of 2012 unchanged from the ratios of the first nine months of 2011. By service line, surgical services contributed 20.1%, OB/GYN contributed 14.8%, pediatrics contributed 7.5%, ancillary services contributed 32.0% and other services contributed 25.6% of revenue.

Operating expenses for the first nine months of 2012 increased 31% to $103.4 million from $78.9 million in the prior year period. Development, pre-opening and start up expenses rose to $8.5 million from $5.2 million in the prior year period primarily as a result of expenses related to the Company’s Beijing and Tianjin projects. Operating expenses also included certain non-cash expenses including $2,505,000 of non-cash stock compensation expense compared to $2,547,000 for the prior year. Income from operations increased 53% to $5.5 million compared to income from operations of $3.6 million in the prior year period. Adjusted EBITDA was approximately $19.2 million compared to $12.8 million in the prior year period reflecting a 18% margin, meeting the Company’s upper teens target for the year.

Provision for taxes was $4.5 million compared to $2.9 million in the prior year period. Net income was $615,000, or $0.05 per diluted share, compared to net income of $2.0 million, or $0.13 per diluted share, in the first nine months of 2011. For the first nine months of 2012 ended September 30, 2012, weighted average diluted shares outstanding were 17.6 million.

Chindex Medical Limited

For Chindex Medical Limited, a joint venture (CML) between Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) and Chindex International, Chindex recognizes its 49% interest in CML’s net income using the equity method of accounting. In the third quarter and first nine months of 2012 ended September 30, 2012, Chindex recognized loss of $785,000 and $573,000, respectively, for its 49% equity in the operating results of CML. This consisted of losses of $1,339,000 and $381,000, respectively, for the stand-alone net income (loss) of CML (after recognition of stock-based compensation expense) and after deducting $129,000 and $387,000, respectively, for the amortization of basis differences attributable to acquired intangibles. The Company expects a CML to have a strong fourth quarter which is expected to offset losses in the third quarter and result in a contribution from the venture for the full year.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) income of unconsolidated affiliate, non-recurring charges for Chindex Medical Limited (CML) joint venture formation and effect of change in corporate cost allocations. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Conference Call

Management will host a conference call at 8:00 am ET Thursday morning on November 8, 2012 to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. A webcast and replay of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.

Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With more than thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further Company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2011, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Healthcare services revenue	$37,299	$28,815	$108,928	$82,465

Operating expenses
Salaries, wages and benefits	21,064	16,540	60,989	46,768
Other operating expenses	5,595	4,962	15,704	13,518
Supplies and purchased medical services	4,532	3,247	13,582	9,109
Bad debt expense	865	466	2,260	1,396
Depreciation and amortization	1,797	1,459	5,268	3,653
Lease and rental expense	1,915	1,651	5,602	4,450

	35,768	28,325	103,405	78,894

Income from operations	1,531	490	5,523	3,571

Other income and (expenses)
Interest income	214	192	487	552
Interest expense	(141)	(109)	(356)	(290)
Equity in (loss) income of unconsolidated affiliate	(785)	539	(573)	1,121
Miscellaneous expense — net	(5)	(6)	(5)	(73)

Income before income taxes	814	1,106	5,076	4,881
Provision for income taxes	(1,478)	(791)	(4,461)	(2,853)

Net (loss) income	$(664)	$315	$615	$2,028

Net (loss) income per common share — basic	$(.04)	$.02	$.04	$.13

Weighted average shares outstanding — basic	16,404,635	16,134,459	16,338,332	16,113,426

Net (loss) income per common share — diluted	$(.04)	$.02	$.05	$.13

Weighted average shares outstanding — diluted	16,404,635	17,250,548	17,621,675	17,411,770

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$27,479	$33,755
Restricted cash	315	—
Investments	—	26,394
Accounts receivable, less allowance for doubtful accounts of $10,502 and $8,300, respectively	17,551	13,947
Receivables from affiliates	11,727	10,984
Inventories of supplies, net	2,301	2,307
Deferred income taxes	3,464	3,887
Other current assets	4,575	4,652

Total current assets	67,412	95,926
Restricted cash and sinking funds	20,605	1,030
Investments	—	100
Investment in unconsolidated affiliate	33,003	33,728
Property and equipment, net	85,915	65,465
Noncurrent deferred income taxes	728	424
Other assets	3,064	2,719

Total assets	$210,727	$199,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,441	$3,957
Payable to affiliates	11,691	9,404
Accrued expenses	13,191	11,735
Other current liabilities	7,557	5,549
Income taxes payable	1,856	2,141

Total current liabilities	41,736	32,786
Long-term debt and convertible debentures	23,938	23,818
Long-term deferred tax liability	289	287

Total liabilities	65,963	56,891

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 15,881,748 and 15,652,917 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	159	157
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	12	12
Additional paid-in capital	121,298	118,930
Retained earnings	15,106	14,491
Accumulated other comprehensive income	8,189	8,911

Total stockholders’ equity	144,764	142,501

Total liabilities and stockholders’ equity	$210,727	$199,392

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended September 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$615	$2,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,268	3,653
Inventory write down	42	6
Provision for doubtful accounts	2,260	1,396
Loss on disposal of property and equipment	29	78
Equity in (loss) income of unconsolidated affiliate	573	(1,121)
Deferred income taxes	96	(1,257)
Stock based compensation	2,505	2,547
Foreign exchange (gain) loss	279	(482)
Amortization of debt issuance costs	7	7
Amortization of debt discount	186	186
Changes in operating assets and liabilities:
Restricted cash	—	300
Accounts receivable	(5,977)	(3,511)
Accounts receivable from affiliates	(744)	2,913
Inventories of supplies	(51)	(290)
Other current assets and other assets	(354)	623
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,734	(3,859)
Accounts payable to affiliates	2,287	946
Income taxes payable	(274)	(257)

Net cash provided by operating activities	9,481	3,906

INVESTING ACTIVITIES
Purchases of short-term investments and CDs	—	(23,518)
Proceeds from redemption of CDs	26,530	24,179
Purchases of property and equipment	(21,986)	(9,743)

Net cash provided by (used in) investing activities	4,544	(9,082)

FINANCING ACTIVITIES
Restricted cash for IFC RMB loan sinking funds	(10,940)	—
Restricted cash for Exim loan collateral	(8,957)	—

Repurchase of restricted stock for income tax withholding	(151)	(104)

Proceeds from exercise of stock options	16	114

Net cash (used in) provided by financing activities	(20,032)	10

Effect of foreign exchange rate changes on cash and cash equivalents	(269)	713

Net decrease in cash and cash equivalents	(6,276)	(4,453)
Cash and cash equivalents at beginning of period	33,755	32,007

Cash and cash equivalents at end of period	$27,479	$27,554

Supplemental disclosures of cash flow information:
Cash paid for interest	$546	$649
Cash paid for taxes	$4,626	$4,433
Non-cash investing and financing activities consist of the following:
Change in property and equipment additions included in accounts payable	$4,118	$6,304

The table below reconciles our consolidated net income (loss) to Adjusted EBITDA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Consolidated net (loss) income	$(664)	$315	$615	$2,028

Adjustments:
Depreciation and amortization	1,797	1,459	5,268	3,653
Provision for income taxes	1,478	791	4,461	2,853
Interest expense	141	109	356	290
Interest and other income, net	(209)	(186)	(482)	(479)
Development, pre-opening and start-up expense	2,716	2,392	8,457	5,182
Equity in loss (income) of unconsolidated affiliate	785	(539)	573	(1,121)
Non-recurring charges for CML JV formation	—	—	—	400
	6,708	4,026	18,633	10,778

Adjusted EBITDA	$6,044	$4,341	$19,248	$12,806